Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To: The Members of H&F Nugent 1 Limited

We have audited the accompanying consolidated financial statements of H&F Nugent 1 Limited and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as at 31 December 2014 and 2013, and 1 January 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended 31 December 2014 and 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H&F Nugent 1 Limited and its subsidiaries as at 31 December 2014 and 2013, and 1 January 2013, and the results of their operations and their cash flows for the years ended 31 December 2014 and 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter – US GAAP information

International Financial Reporting Standards as issued by the International Accounting Standards Board vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 30 to the financial statements.

/s/ DELOITTE LLP

Glasgow, United Kingdom

May 3, 2015

H&F Nugent 1 Limited

Consolidated statement of comprehensive income

For the years ended 31 December 2013 and 2014

	Note	2014	2013
		£’000	£’000

Revenue	5	227,241	212,804
Cost of sales		(84,899)	(76,836)

Gross profit		142,342	135,968

Administrative expenses - exceptional	9	(6,791)	(6,825)
- other		(52,283)	(53,234)

Total administrative expenses		(59,074)	(60,059)

Operating profit		83,268	75,909

Finance income		62	160
Finance costs	8	(130,383)	(126,778)

Loss before tax		(47,053)	(50,709)

Tax	10	629	9,850

Loss for the year		(46,424)	(40,859)

Other comprehensive income that will subsequently be reclassified to profit or loss

Currency translation differences		(95)	(489)

Total comprehensive loss for the period		(46,519)	(41,348)

The accompanying notes are an integral part of these financial statements.

H&F Nugent 1 Limited

Consolidated balance sheet

As at 31 December 2014, 2013 and 1 January 2013

		31 December	31 December	1 January
	Note	2014	2013	2013
		£’000	£’000	£’000
Non-current assets
Goodwill	12	805,195	805,195	805,195
Other intangible assets	12	388,951	384,989	383,531
Property, plant and equipment	13	13,071	17,267	16,885
Investments		99	99	99
Deferred tax asset	18	8,340	5,899	3,596

		1,215,656	1,213,449	1,209,306
Current assets
Trade and other receivables	15	63,649	46,514	50,988
Prepayments		11,311	10,218	7,871
Corporation Tax		—	—	873
Cash and cash equivalents		16,453	25,893	19,205
Derivative financial instruments	16	—	501	—

		91,413	83,126	78,937
Total assets		1,307,069	1,296,575	1,288,243

Current liabilities
Trade and other payables	19	(21,249)	(24,016)	(27,698)
Corporation Tax		(2,544)	(3,134)	—
Borrowings	17	(20,956)	(27,354)	(3,457)
Derivative financial instruments	16	(1,362)	—	(830)
Deferred income	20	(73,416)	(74,062)	(79,018)

		(119,527)	(128,566)	(111,003)

Net current liabilities		(28,114)	(45,440)	(32,066)
Non-current liabilities
Borrowings	17	(702,255)	(694,906)	(542,202)
Loan notes	17	(544,493)	(483,936)	(589,189)
Deferred tax liabilities	18	(71,616)	(73,672)	(89,113)
Preference shares	21	(1,051)	(929)	(830)

		(1,319,415)	(1,253,443)	(1,221,334)

Total liabilities		(1,438,942)	(1,382,009)	(1,332,337)

Net Liabilities		(131,873)	(85,434)	(44,094)

Equity
Share capital	22	937	857	849
Own shares	23	1,075	1,075	1,075
Currency translation reserve		(1,609)	(1,514)	(1,025)
Accumulated deficit		(132,276)	(85,852)	(44,993)

Total equity		(131,873)	(85,434)	(44,094)

The accompanying notes are an integral part of these financial statements.

H&F Nugent 1 Limited

Consolidated statement of changes in equity

For the years ended 31 December 2013 and 2014

	Note	Share capital	Own shares	Currency translation reserve	Accumulated deficit	Total Equity
		£’000	£’000	£’000	£’000	£’000
Balance as at 1 January 2013		849	1,075	(1,025)	(44,993)	(44,094)
Loss for the year		—	—	—	(40,859)	(40,859)
Other comprehensive loss for the year		—	—	(489)	—	(489)

Total comprehensive loss for the year		—	—	(489)	(40,859)	(41,348)
Issuance of ordinary shares	22	8	—	—	—	8

Balance as at 31 December 2013		857	1,075	(1,514)	(85,852)	(85,434)
Loss for the year		—	—	—	(46,424)	(46,424)
Other comprehensive loss for the year		—	—	(95)	—	(95)

Total comprehensive loss for the year		—	—	(95)	(46,424)	(46,519)
Issuance of ordinary shares	22	80	—	—	—	80

Balance as at 31 December 2014		937	1,075	(1,609)	(132,276)	(131,873)

H&F Nugent 1 Limited

Consolidated cash flow statement

For the years ended 31 December 2013 and 2014

	Note	2014	2013
		£’000	£’000

Net cash from operating activities	25	74,424	85,909

Investing activities
Interest received		62	160
Purchases of property, plant and equipment		(1,058)	(5,476)
Purchases of intangible assets		(15,252)	(17,458)
Loan to parent undertaking		(438)	—
Proceeds on disposal of property, plant and equipment		—	29

Net cash used in investing activities		(16,686)	(22,745)

Financing activities
Interest paid		(45,863)	(40,639)
Repayments of borrowings		(20,267)	(4,000)
Repayment of loan notes and accrued interest		(177)	(172,025)
Proceeds on issue of new ordinary shares		80	8
New bank loans raised		—	160,000

Net cash used in financing activities		(66,227)	(56,656)

Net (decrease) / increase in cash and cash equivalents		(8,489)	6,508
Cash and cash equivalents at beginning of year		25,893	19,205
Effect of foreign exchange rate changes		(951)	180

Cash and cash equivalents at end of year		16,453	25,893

H&F Nugent 1 Limited

Notes to the consolidated financial statements

1.	General information

H&F Nugent 1 Limited (the “Company”) is a company incorporated in the United Kingdom under the Companies Act. The address of the registered office is 16 Charlotte Square, Edinburgh EH2 4NS. The Company and its subsidiaries (the “Group”) is a content, analytics and consulting business operating in the Energy, Mining and Metals industries. The Company is a supplier of commercially-orientated, forward-looking research and knowledge-based consulting to companies in the Energy, Petrochemical, Mining and Metals industries, as well as financial services organisations, government and government agencies across the globe. In 2014 the Group generated approximately 82% (£187,237,000) of its revenue from research services that are currently provided to over 900 clients worldwide with the remaining 18% (£40,004,000) being derived from consulting activities.

These consolidated financial statements do not constitute the Company’s statutory accounts (as defined in section 434 of the Companies Act 2006) for the years ended 31 December 2014 or 2013. The statutory accounts for 31 December 2013 have been filed with the Registrar of Companies, with the statutory accounts for 31 December 2014 to be filed in due course. The auditor’s reports were unqualified, did not draw attention to any matters by way of emphasis and did not contain statements under sections 498 (2) or 498 (3) of the Companies Act 2006.

These consolidated financial statements are presented in Pound Sterling (GBP) which is the currency of the primary economic environment in which the Group operates.

2.	Adoption of new and revised Standards

The Group’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRSs).

The financial statements were approved and authorised for issue by the board on 3 May 2015.

Standards not affecting the reported results and financial position

IASB and IFRIC have issued the following relevant standards and interpretations with an effective date after the date of these financial statements:

International Accounting Standards (IAS / IFRSs)	Effective date
Amendments to IFRS 11 - Accounting for Acquisitions of Interests in Joint Operations	1 January 2016
Amendments to IAS 16 and IAS 38 - Clarification of Acceptable Methods of Depreciation and Amortisation	1 January 2016
IFRS 15 - Revenue from Contracts with Customers	1 January 2017
Amendments to IFRS – Annual Improvements to IFRS 2010 - 2012 Cycle	1 July 2014
Amendments to IFRS – Annual Improvements to IFRS 2011 - 2013 Cycle	1 July 2014

Management are of the view that adoption will not materially change financial performance or position, except that IFRS 15 may have an impact on revenue recognition and related disclosures.

3.	Significant accounting policies

Basis of accounting

The financial statements have been prepared in accordance with IFRS. IFRS includes the standards and interpretations approved by the International Accounting Standards Board (“IASB”) including International Accounting Standards (“IAS”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

This is the Group’s first set of consolidated financial statements that have been prepared under IFRS. Please refer to note 29 for the disclosures required by IFRS 1, First-Time Adoption of International Financial Reporting Standards.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

Basis of accounting (continued)

The accounting policies set out below have been applied in preparing the consolidated financial statements as at and for the years ended 31 December 2013 and 2014 and the balance sheet as at 1 January 2013.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to 31 December each year and as at 1 January 2013. Control is achieved where the Company:

•	has the power over the investee;

•	is exposed, or has rights, to variable return from its involvement with the investee; and

•	has the ability to use its power to affects its returns.

The results of subsidiaries acquired or disposed of during the period are included in the consolidated financial statements from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group. All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Going concern

The Directors, in their consideration of going concern, have reviewed the Group’s future cash forecasts and revenue projections, which are based on a combination of market data, past experience and current trading conditions and believe, based on those forecasts and projections, that it is appropriate to prepare the financial statements of the Group on the going concern basis. In addition to the foregoing management recognises that the net current liabilities position of the business, which is largely down to the recognition of revenue over the term of research subscriptions, does not reflect the overall cash generation of the business or impact its ability to service its debts as they fall due. The recurring revenue stream and high renewal rates of the research subscription income provide management with the confidence of future cash-flows and the ability to invest in the business for future growth.

Despite the Group’s net liabilities position on the balance sheet, management is currently of the opinion that the Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to operate well within its current facilities and comply with its banking covenants. The Group’s banking facilities highlights the committed level of financing provided to the business. Regular contact with the syndicate of banks providing the debt facilities indicates a strong support for the business in general as well as its overall strategy.

The current forecasts of the Group projected through to June 2016 anticipate that there is significant headroom (20% +) in relation to all of its financial covenants per the debt facilities agreements which were restated after the re-pricing exercise in September 2014.

Regular contact with the syndicate of banks providing the debt facilities indicates a strong support for the business in general as well as its overall strategy.

The business presents a total annual loss each year largely down to the ownership structure and overall financing of the business. Included within interest payable and similar charges is interest on the investor loan notes (created at acquisition of the business) of £60.5m in 2014 which is non-cash and only repayable on redemption or a refinancing event. The shareholder loans and accrued interest are long term in nature, have no on-going cash requirement and have a fixed repayment term date of 2022.

As disclosed in note 31 the loan notes and the third party bank debt will be repaid when Verisk Analytics, Inc completes its acquisition of the Company.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value at the acquisition date, except that:

•	deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively; and

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

Depreciation is recognised so as to write off the cost of assets over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis.

Depreciation is provided on the following basis:

Leasehold improvements	:	Over the life of the lease straight line
Computer equipment	:	33.33% straight line
Development costs	:	33.33% - 20% straight line
Fixtures & fittings	:	33.33% - 10% straight line

Leasehold improvements are improvements made to buildings leased by the Group, to which they have the right to use these leasehold improvements over the term of the lease. These improvements will revert to the lessor at the expiration of the lease.

The cost of a leasehold improvement is depreciated over the shorter of

1.	the remaining lease term, or

2.	the estimated useful life of the improvement

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

Intangible assets

Goodwill

Goodwill arising on an acquisition of a business is initially recognised and measured as set out in the business combinations accounting policies. The carrying value of goodwill reflects its historical cost less accumulated impairment losses, if any.

Goodwill is not amortised but is reviewed for impairment at least annually.

The cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit on a pro-rata basis based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised directly in profit or loss in the consolidated statement of comprehensive income. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

Other intangible fixed assets

The database, which was acquired in a business combination and has a value which is substantial and long term, was attributed a fair value on acquisition, calculated on a discounted future cash flow basis.

No amortisation is provided in respect of the database. The research data within the database, regarding historical and geographic trends and statistics in oil and gas reserves production and costs, generates direct third party subscription income streams and cash flows over the long term. Any ancillary costs in maintaining and updating the research data are expensed as incurred. Consequently the Directors are of the opinion that the enduring value of the database is supported and evidenced by the related third party subscriber base. In the opinion of the Directors, the database does not have a definite useful economic life and should not be amortised but should be subject to annual impairment reviews based on a discounted cash flow model.

Expenditure on research activities is recognised as an expense in the period in which it is incurred. Development expenditure in relation to internally-generated intangible assets is capitalised when all of the following have been demonstrated; the technical feasibility of completing the intangible asset so that it will be available for use; the intention to complete the project to which the intangible asset relates and use it; how the intangible asset will generate probable future economic benefits; the availability of adequate technical, financial and other resources to complete the development and to use the intangible asset; and the ability to measure reliably the expenditure attributable to the intangible asset during its development.

Development expenditure is amortised over the expected life of the specific product developed, usually between 3 and 5 years.

The amount initially capitalised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is charged through profit or loss in the period in which it is incurred.

Consulting contracts which were acquired in a business combination are recognised at fair value at the acquisition date and had an average contract life of 3 months at acquisition. Consulting contracts have a finite useful life and are carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method to allocate the cost of consulting contracts over their contractual term.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

Customer relationships which were acquired in a business combination are recognised at fair value at the acquisition date. Customer relationships have a finite useful life and are carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method to allocate the cost of sales relationships over their estimated useful lives of 20 years.

Impairment of tangible and intangible assets other than goodwill

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired a loss is recognised immediately in profit or loss.

Revenue recognition

The Group enters into contracts for the supply of research products and consultancy services.

Research

Research revenue from subscribers to the research database is deferred and released to the statement of comprehensive income over the term of the related subscription contract. Costs incurred in providing these services are recognised in the period in which they are incurred.

Where a subscriber’s existing agreement has expired and they have agreed to a bridging contract whilst negotiations continue for the renewal, revenues are recognised at rates applicable in the existing agreement and no uplift in rates is recognised until the renewal is agreed.

Consultancy contracts

Revenue from consultancy contracts is recognised over the contract term based on the proportion that costs incurred to date bear to the estimated total costs of the transaction. Only costs that reflect services performed to date are included in costs incurred to date.

Interest income

Interest income is recognised when it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

The Group as lessee

Rentals payable under operating leases are charged to the statement of comprehensive income on a straight-line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the lease asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Exceptional items

As permitted by IAS 1 ‘Presentation and Disclosure’ certain items are presented separately in the Consolidated Statement of Comprehensive Income as exceptional where, in the judgement of the Directors, they need to be disclosed separately by virtue of their nature, size or incidence in order to obtain a clear and consistent presentation of the Group’s underlying business performance.

Examples of items which may give rise to this disclosure as exceptional items include, but are not limited to, legal and advisory costs associated with any exceptional event, redundancy costs and costs of strategic operational reviews.

Foreign currencies

The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in pounds sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on translation of the opening net assets and results of overseas operations are reported in other comprehensive income.

Operating profit

Operating profit is stated after charging administration costs but before investment income and finance costs.

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are recognised as an expense when employees have rendered service entitling them to the contributions. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme. Differences between contributions payable in the period and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

Taxation

The tax expense for the period comprises current and deferred tax. Tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case the tax is also recognised in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company subsidiaries operate and generate taxable income.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate.

Deferred income tax is recognised, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Financial instruments

Financial assets and financial liabilities are recognised in the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial Assets

All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs.

Financial assets, other than cash and cash equivalents, are classified as ‘loans and receivables’.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For certain categories of financial asset, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

Any specific impairment of a financial asset is recognised in profit or loss in the period of assessment.

Financial liabilities and equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

Repurchase of the Company’s own equity instruments is recognised and deducted directly in equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

3.	Significant accounting policies (continued)

De-recognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire.

Derivative financial instruments

The Group enters into a variety of derivative financial instruments to manage its exposure to interest rate risk, including considering the use of interest rate swaps and caps. Further details of derivative financial instruments are disclosed in note 16.

Derivatives are initially recognised at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each balance sheet date. The resulting gain or loss is recognised in profit or loss immediately unless the derivative is designated and effective as a hedging instrument. The Group does not currently designate any derivatives for hedge accounting.

A derivative with a positive fair value is recognised as a financial asset whereas a derivative with a negative fair value is recognised as a financial liability. A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not expected to be realised or settled within 12 months. Other derivatives are presented as current assets or current liabilities.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Restructurings

A restructuring provision is recognised when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Employee share trust

The assets, borrowings and other liabilities of the Employee Share Trust (“EST”) sponsored by the Company, and whose investments are under the control of the Company, are included within its balance sheet. The cost of operating the EST is included within the Group’s Consolidated Statement of Comprehensive Income.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

4.	Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in note 3, the Directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgements in applying the Group’s accounting policies

The following are the critical judgements, apart from those involving estimations, that the Directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements.

Revenue recognition

Judgement is used where a customer continues to have access to the products and services of the Company but has not formally renewed the contractual terms, but continues to be contractually bound via a bridging agreement. Certain customer relationships are based on contracts which renew on an annual basis and where this is the case, revenue is recognised at the expected completion rate as they continue to be bound via a bridging agreement.

Intangible Assets

Intangible assets are disclosed in note 12. The amortisation charge is dependent on the estimated useful lives. The Group regularly reviews estimated useful lives of each type of intangible asset and changes them as necessary to reflect its current assessment of remaining lives and the expected pattern of future economic benefit embodied in the asset. Changes in asset lives can have a significant impact on the amortisation charges for that period.

The Directors are of the opinion that the enduring value of the database is supported and evidenced by the related third party subscriber base. In the opinion of the Directors, the database does not have a definite useful economic life and should not be amortised but should be subject to annual impairment reviews based on a discounted cash flow model.

Taxation

At 31 December 2014 the Group had tax losses carried forward totalling £30.4 million (2013: £24.0 million). The Group has recognised a deferred tax asset on £7.3 million (2013: £7.3 million) of tax losses generating a deferred tax asset of £1.47 million (2013: £1.47 million) on the basis these losses will be utilised in the future. A deferred tax asset has not been recognised on the remaining tax losses of £23.1 million (2013: £16.7 million).

The Group enters into a number of transactions between group entities that are subject to transfer pricing legislation in each of the countries the Group operates within. The Group has detailed transfer pricing documentation in place which supports the pricing of related party transactions and ensures that all such transactions take place on an arm’s length basis in line with OECD principles.

The Group makes interest payments to related parties which are subject to UK transfer pricing rules. To ensure compliance with UK transfer pricing rules the company has entered into an Advanced Thin Capitalisation Agreement (“ATCA”) with HMRC. Interest deductions taken in the Group’s UK corporation tax returns are in line with the submitted ATCA which is expected to be agreed with HMRC.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

4.	Critical accounting judgements and key sources of estimation uncertainty

Key sources of estimation uncertainty

Recoverability of internally-generated intangible asset

During the year, management considered the recoverability of its Development Costs which are included in the balance sheet at a total £34.5 million net book value. Management reviews individual projects to ensure that their development continues to progress in a satisfactory manner, and that projected revenues and costs are in line with previous estimates, and more than recover the current carrying value. This situation will continue to be closely monitored.

Impairment

The Group assesses annually whether intangible assets with indefinite useful lives have suffered any impairment. The recoverable amount of cash-generating units is determined based on value-in-use calculations that require the entity to estimate the future cash flows expected to arise from the cash generating unit and a suitable discount rate in order to calculate present value.

The integrated nature of the Groups operations results in management’s assessment of there being one cash generating unit (CGU) with two distinct identifiable revenue streams.

5.	Business and geographical information

Management has determined its operating segment based on the financial information reviewed by the chief operating decision maker which is used to assess both the performance of the business and to allocate resources within the entity. This financial information is focussed on the whole integrated business covering its key revenue (research and consultancy) activities, and does not include profit or loss information for any component of the Group. Thus, the Group has only one operating segment and consequently one reportable segment under IFRS 8.

Revenue represents amounts derived from the provision of products and services which fall within the Group’s ordinary activities after deduction of trade discounts and value added tax.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

5.	Business and geographical information (continued)

The Group’s revenue from external customers by geographic location is detailed below:

	2014 £’000	2013 £’000
UK	28,507	26,544
Rest of Europe	54,668	46,786
Americas	84,043	81,005
Africa & Middle East	14,788	14,107
Asia Pacific	45,235	44,362

	227,241	212,804

Non Current Assets by Country

Intangible Assets

	2014 £’000	2013 £’000	1 January 2013 £’000
UK	1,194,146	1,190,184	1,188,726
Rest of Europe	—	—	—
Americas	—	—	—
Africa & Middle East	—	—	—
Asia Pacific	—	—	—

	1,194,146	1,190,184	1,188,726

Property, plant and equipment

	2014 £’000	2013 £’000	1 January 2013 £’000
UK	9,981	13,432	14,137
Rest of Europe	14	3	2
Americas	2,555	3,038	1,793
Africa & Middle East	65	87	118
Asia Pacific	456	707	835

	13,071	17,267	16,885

The Group provides goods and services to a large number of clients and no one client accounts for greater than 4% of the revenue of the Group.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

5.	Business and geographical information (continued)

Products and services from which reportable segment derives its revenues

The Group’s revenue from its major products and services can be split into two discrete associated revenue streams, research and consultancy offerings, but which offer an integrated solution to our clients.

	2014	2013
	£’000	£’000
Research	187,237	176,594
Consultancy	40,004	36,210

	227,241	212,804

6.	Loss and total comprehensive loss for the year

Loss and total comprehensive loss for the year has been arrived at after charging/(crediting):

	2014	2013
	£’000	£’000
Depreciation	5,340	4,780
Amortisation of intangible assets	11,290	15,995
Rentals under operating leases - land and buildings	7,347	7,546
Foreign exchange differences	(139)	989
Exceptional costs (note 9)	6,791	6,825
Loss on disposal of fixed assets	3	227

The analysis of auditor’s remuneration is as follows:

	2014 £’000	2013 £’000
Fees payable to the company’s auditor for the audit of the Company’s annual accounts	15	15
Fees payable to the company’s auditor for other services to the Group
- The audit of the company’s subsidiaries pursuant to legislation	216	190

Total audit fees	231	205

- Tax services - compliance	224	382
- advisory	317	350

- Corporate finance services	385	—
- Audit related assurance services	8	6
- Other non audit fees	28	—

Total non audit fees	962	738

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

7.	Staff costs

The average monthly number of full time equivalent employees (including executive directors - Note 27) was:

	2014	2013
	Number	Number
Consultancy & research	580	545
Sales & distribution	225	217
Administration	153	161

	958	923

Their aggregate remuneration comprised:

	2014	2013
	£’000	£’000
Wages and salaries	72,841	65,501
Social security costs	5,801	4,732
Pension costs	9,093	8,589

	87,735	78,822

Total contributions made to retirement benefit schemes and equivalents in 2014 totalled £9,093,000 (2013: £8,589,000).

8.	Finance costs

	2014	2013
	£’000	£’000

Interest on loans and amortisation of issue costs	69,345	59,478
Syndication fees	456	421
Other interest and similar charges payable	122	9
Loan note interest	60,460	66,870

	130,383	126,778

The capital structure of the Group underwent a significant change on acquisition of Charterhouse Nadia 1 Limited in August 2012 which involved the issue of new debt facilities and a capital reorganisation. This transaction is discussed in note 24.

The interest on loans and amortisation of issue costs includes the amortisation of loan issue costs of £4,163,197 (£2013: £3,906,268) pertaining to the debt that was required to facilitate the acquisition of Charterhouse Nadia 1 Limited and its subsidiaries.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

9.	Exceptional costs

	2014	2013
	£’000	£’000

Office move	—	185
Redundancy costs	1,195	447
Advisory fees in relation to organisation and management review	4,446	3,230
Advisory fees – other	1,150	2,246
Legal costs	—	717

	6,791	6,825

Exceptional costs includes the overall costs of reorganising the business post the acquisition by the Company of Charterhouse Nadia 1 Limited, which included the use of consultancy services to review, critique the existing business organisation and management structure and then advise on an appropriate management structure for the post acquisition business. The review of the business resulted in the termination of some individuals’ employment, and the redeployment of others as skills were realigned with the business’s needs.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

10.	Tax

	2014	2013
	£’000	£’000
Corporation Tax Current Year	4,568	5,403
Adjustments in respect of prior years	(700)	2,491

	3,868	7,894
Deferred Tax (note 18)	(4,497)	(17,744)

	(629)	(9,850)

An analysis of loss before income tax by location of the taxing jurisdiction is as follows:

	2014	2013
	£’000	£’000
United Kingdom	(60,245)	(55,978)
Other jurisdictions	13,192	5,269

Loss before income tax interest in earnings of associates	(47,053)	(50,709)

The provision for income taxes by location of the taxing jurisdiction consisted of the following:

	2014	2013
	£’000	£’000

Current income taxes:

United Kingdom	—	—
Other jurisdictions	3,868	7,894

Total current taxes	3,868	7,894

Deferred taxes:

United Kingdom	(4,080)	(17,955)
Other jurisdictions	(417)	211

Total deferred taxes	(4,497)	(17,744)

Total income tax	(629)	(9,850)

Corporation tax is calculated at 21.5 per cent (2013: 23.25 per cent) of the estimated taxable (loss)/profit for the year.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

10.	Tax (continued)

The tax benefit for the year can be reconciled to the loss in the consolidated statement of comprehensive income as follows:

	2014	2013
	£’000	£’000
(Loss) before tax	(47,053)	(50,709)

Tax at the UK corporate tax rate of 21.5% (2013: 23.25%)	(10,116)	(11,790)
Expenses not deductible	5,542	5,790
Overseas tax	1,135	3,778
Tax losses not utilised	1,461	3,138
Adjustment to current tax in respect of prior periods	(700)	2,491
Adjustment to deferred tax in respect of prior periods	1,944	(2,987)
Effect of change of tax rates	105	(10,270)

	(629)	(9,850)

The UK Finance Act 2013, which was substantively enacted on 17 July 2013, reduced the main rate of corporation tax to 21% for the financial year commencing 1 April 2014. The act also provided for a further reduction to 20% for the financial year commencing 1 April 2015.

The above rate changes will reduce any future UK corporation tax liabilities of the company.

The Group are subject to taxation in the UK and various other jurisdictions. The calculation of the group’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations. The tax benefit from an uncertain tax position may be recognised when it is probable that the position will be sustained upon examination. The Group have not reduced the tax benefits recognised for any uncertain tax positions, and have not recognised any interest or penalties associated with tax positions in the statements of operations or statement of financial position. The Group’s tax returns are subject to examination in the UK, US and Singapore for the years ended 31 December 2013. The Group do not anticipate the amounts of unrecognised tax benefits to significantly increase or decrease within 12 months of the reporting date.

11.	Dividends

No dividend was paid or declared during the current year or prior year.

12.	Intangible Assets

The goodwill is wholly due to the acquisition on 2 August 2012, as set out in Note 24.

Goodwill acquired in a business combination is allocated, at acquisition, to the single cash generating unit (CGU). The strategy of progressively expanding the coverage of its research and consultancy services with an aim of providing clients with a consistent and integrated view of the global energy and metals & mining value chain results in the Directors concluding that the business is considered to have one cash generating unit. This is further demonstrated by the fact that the Group operates its Research, Consulting and Sales & Marketing functions on an integrated basis with members from each function participating in client engagement and ultimately delivering value for the business.

The Group tests goodwill and intangibles for impairment at least annually.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

12.	Intangible assets (continued)

At the end of this reporting period the Group assessed the recoverable amount of goodwill and determined that goodwill is not impaired. The recoverable amount was assessed by reference to the cash-generating unit’s value in use. A pre-tax discount factor of 10.21% (2013: 9.1%) per annum was applied in the value in use model. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGU. The value in use model uses the budgeted and projected operational cash flows of the business for 2015-2016 respectively and then an in perpetuity cash flow after this period with a long term growth rate of 2%. The growth rates used are based on a combination of industry growth rates as well as recognising historical growth achieved. Furthermore, it reflects the continued levels of client engagement and investment into the sales organisation, supporting existing and new client development across all geographies.

Sensitivity testing was performed on the value in use to stress test the impairment. This included adjustments to both the discount factor and the operational cash flows to assess what levels would realistically create an impairment. An increase in the discount rate to 12% would have to occur to cause an impairment, and a separate reduction of 13.9% in the operational cash flows would cause the value in use to equal the carrying value. The directors concluded, on the basis of this testing and their view of the financial projections, that no impairment was necessary.

	Goodwill £’000	Database £’000	Sales Relationships £’000	Development Costs £’000	Consultancy Contracts £’000	Total £’000
Cost

Balance as at 1 January 2013	805,195	262,245	104,875	12,733	11,918	1,196,966

Additions for the year	—	—	—	17,458	—	17,458

Balance as at 31 December 2013	805,195	262,245	104,875	30,191	11,918	1,214,424

Additions for the year	—	—	—	15,252	—	15,252

Balance as at 31 December 2014	805,195	262,245	104,875	45,443	11,918	1,229,676

Accumulated amortisation
Balance as at 1 January 2013	—	—	2,185	1,089	4,966	8,240

Charge for the year	—	—	5,245	3,803	6,952	16,000

Balance as at 31 December 2013	—	—	7,430	4,892	11,918	24,240

Charge for the year	—	—	5,245	6,045	—	11,290

Balance as at 31 December 2014	—	—	12,675	10,937	11,918	35,530

As at 31 December 2014	805,195	262,245	92,200	34,506	—	1,194,146

As at 31 December 2013	805,195	262,245	97,445	25,299	—	1,190,184

As at 1 January 2013	805,195	262,245	102,690	11,644	6,952	1,188,726

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

13.	Property, plant & equipment

	Leasehold Improvements £’000	Computer Equipment £’000	Development Costs £’000	Fixtures & Fittings £’000	Total £’000
Cost

Balance as at 1 January 2013	4,525	11,703	40	1,336	17,604

Additions for the year	2,557	2,400	—	519	5,476
Disposals	(378)	(148)	—	(481)	(1,007)
Exchange differences	(300)	(112)	(10)	(31)	(453)

Balance as at 31 December 2013	6,404	13,843	30	1,343	21,620

Additions for the year	171	806	—	81	1,058
Disposals	(3)	(416)	(30)	(4)	(453)
Exchange differences	55	21	—	87	163

Balance as at 31 December 2014	6,627	14,254	—	1,508	22,389

Accumulated Depreciation
Balance as at 1 January 2013	169	394	29	127	719
Charge for the year	1,281	2,894	4	602	4,780
Disposals	(330)	(147)	—	(452)	(929)
Exchange differences	(250)	53	(10)	(10)	(217)

Balance as at 31 December 2013	869	3,195	23	267	4,353

Charge for the year	1,126	3,711	—	503	5,340
Disposals	(3)	(415)	(30)	(2)	(450)
Exchange differences	7	(3)	7	64	75

Balance as at 31 December 2014	1,999	6,488	—	832	9,318

As at 31 December 2014	4,628	7,766	—	676	13,071

As at 31 December 2013	5,535	10,648	7	1,076	17,267

As at 1 January 2013	4,356	11,309	11	1,209	16,885

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

14.	Subsidiaries

A list of the significant investments in subsidiaries is included below:

Name of company	Principal activity	Country of incorporation	Proportion of nominal value of issued share capital held

H&F Nugent 2 Limited+	Holding	UK	100%
H&F Nugent 3 Limited*+	Holding	UK	100%
H&F Nugent Lux Debtco S.a R.L*+	Holding	Luxembourg	100%
H&F Nugent 4 Limited*+	Holding	UK	100%
Charterhouse Nadia 1 Limited*+	Holding	UK	100%
Charterhouse Nadia 2 Limited*+	Holding	UK	100%
Charterhouse Nadia 3 Limited*+	Holding	UK	100%
Charterhouse Nadia 4 Limited*+	Holding	UK	100%
Charterhouse Nadia 5 Limited*+	Holding	UK	100%
Wood Mackenzie Investments+ Limited*	Holding	UK	100%
Wood Mackenzie Group Limited*+	Holding	UK	100%
Wood Mackenzie Holdings Limited*+	Holding	UK	100%
Wood Mackenzie Ltd*+	Trading	UK	100%
Wood Mackenzie Inc*+	Trading	USA	100%
Wood Mackenzie (Australia) Pty+ Limited*	Trading	Australia	100%
Wood Mackenzie Asia Pacific Pte*+ Limited*	Trading	Singapore	100%
Barlow Jonker Pty Limited*	Dormant	Australia	100%
Brook Hunt & Associates Ltd	Dormant	UK	100%
Wood Mackenzie Canada Limited*	Trading	Canada	100%
Wood Mackenzie Brasil Ltda*	Trading	Brazil	100%
Wood Mackenzie CO Ltd*	Trading	China	100%
Wood Mackenzie Peru S.r.l*	Trading	Peru	100%
Wood Mackenzie (Nigeria) Limited*	Trading	Nigeria	100%

*	Held indirectly
+	Denotes companies providing cross guarantee over their assets as security against the Senior Debt and Mezzanine Debt held by the Group (the “Security Group”)

15.	Trade and other receivables

	2014 £’000	2013 £’000	1 January 2013 £’000
Amounts falling due within one year

Trade receivables	60,825	40,072	44,636
Amount owed by related party (note 27)	438	6	6
Other receivables	2,386	6,436	6,346

	63,649	46,514	50,988

Age of receivables past due but not impaired
30 - 60 days	10,268	9,108	5,171
61 - 90 days	4,043	1,206	8,800
91 - 120 days	421	1,792	1,286
Greater than 120 days	4,081	932	6,965

	18,813	13,038	22,222

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

15.	Trade and other receivables (continued)

Trade and other receivables are all classified as current and the Directors consider any fair value difference is not material. Amounts invoiced are subject to 30 day terms in the majority of transactions but some invoices have extended credit terms.

The trade receivables disclosed above include amounts which are past due at the reporting date but against which the Group has not recognised an allowance for doubtful receivables because there has not been a significant change in credit quality and the amounts are still considered recoverable.

The Group does not consider general allowances for doubtful debts. All provisions are made on a specific basis after careful consideration of the debt due and the ability to realise it. The amounts carried on the balance sheet are net of a provision of £40,225 (2013: £315,335 and 2012: £252,478) for potential doubtful debts.

The Group’s non-derivative financial assets consist of cash and trade and other receivables, the latter being non-interest bearing.

16.	Derivative financial instruments

In September 2012, the Group entered into interest swap agreements with Nomura International plc (“Nomura”), HSBC (“HSBC”) and Bank of Ireland (“Bank of Ireland”) with effect from September 28, 2012 under which the floating interest rate of respectively, the Nomura, the HSBC and the Bank of Ireland loans are respectively replaced by an annual fixed rate set at 1.00% calculated over a notional amount of GBP 105,000,000 for each part.

In October 2013, the Group entered into further interest swap agreements with Nomura, HSBC and Bank of Ireland with effect from 1 April 2014 under which the floating interest rate of respectively, the Nomura, the HSBC and the Bank of Ireland loans are respectively replaced by an annual fixed rate set at 1.00% calculated over a notional amount of GBP 45,000,000 for each part.

In September 2012, the Group also entered into an interest swap agreement with Lloyds TSB (“Lloyds”) with effect from 28 September 2012 under which the floating interest rate is capped at an annual rate of 1.25% calculated over a notional amount of GBP 170,000,000.

In October 2013, the Group entered into a further interest swap agreement with Lloyds with effect from 1 April 2014 under which the floating interest rate is capped at an annual rate of 1.25% calculated over a notional amount of GBP 25,000,000.

As at 31 December 2014 the combined fair value of the interest rate swaps entered into inclusive of all counterparties had a negative value of £1,362,220 (2013: positive value of £500,839, 2012: negative value £830,000). The fair values are based on market value of equivalent instruments at the balance sheet date.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

17.	Borrowings

	2014	2013	1 January 2013
	£’000	£’000	£’000
Secured Borrowings at amortised cost

Loans
Senior Debt	504,930	516,551	375,776
Mezzanine Debt	218,281	205,709	169,883

Total Bank Loans	723,211	722,260	545,659

Current

Amounts due for settlement within 12 months	20,956	27,354	3,457

Non-current

Amounts due for settlement after more than 12 months	702,255	694,906	542,202

Loan notes and accrued interest	544,493	483,936	589,189

Total Borrowings	1,246,748	1,178,842	1,131,391

The principal features of the Group’s borrowings are as follows:

i.	Loans are secured by debentures with a fixed and floating charge over the assets of the Group of companies headed by H&F Nugent 1 Limited. All companies in the Security Group (note 14) have provided cross guarantees over their assets as security against the loans.

The senior debt of £505 million is repayable via scheduled payments running through to the end of September 2019. There is also an annual cash sweep of excess cash that is dependent on cash generated during the year and held on account at the balance sheet date. Effective interest rate interest is applied to the carrying value of the senior debt. During 2014, the Group paid £9.6 million of senior debt scheduled payments. The Group has also repaid £10.7 million in September 2014 as a result of the calculation of excess cash flow with the Senior Debt Facilities Agreement. Excess cash flow is defined as:

For any period for which it is being calculated, operating cash flow for that period less (except to the extent already deducted in calculating cash flow):

(a)	any net debt service for that period;

(b)	any movement in deferred income balance (to the extent that movement is a positive representing an increase in deferred creditor balance);

(c)	mandatory prepayments and voluntary prepayments of debt in each case in the relevant period.

ii.	During 2013 the Group refinanced a portion of the Investor loan notes, making a principal repayment of £151.4 million and interest repayment of £20.5 million. This was financed by the drawdown of an additional layer of senior debt of £135 million and £25 million of additional mezzanine debt.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

17.	Borrowings (continued)

The weighted average interest rates paid during the period were as follows:

	2014	2013
	%	%
Senior debt	5.17	5.11
Mezzanine debt	12.90	12.90
Loan notes	12.50	12.50

The senior debt is split into three tranches. The first tranche of £55,733,000 is repayable in instalments up until 2 August 2018 and carries interest at 4.00% above LIBOR. The second tranche of £315,000,000 is repayable on August 2, 2019 and carries interest at 4.5% above LIBOR with a LIBOR floor of 1% per annum. The third tranche of £135,000,000 is repayable on 2 August 2019 and carries interest at 4.0% above LIBOR with a LIBOR floor of 1% per annum.

At 31 December 2014 there was a further £30,000,000 available as a revolving credit facility of which £5 million has been carved out for facilitating letters of credit and guarantees under normal operations of the business. Any amounts drawn down on this facility would have been repayable before 31 March 2015.

The mezzanine debt of £212,334,000 is repayable on 30 September 2020. The mezzanine debt carries interest at 11.25% (7% cash margin and 4.25% PIK margin) over LIBOR with a LIBOR floor of 1.25%.

In relation to the Senior Debt Facilities and the Mezzanine Debt Facility, the Group entered into an Intercreditor agreement dated 30 June 2012 (as amended on 27 July 2012) which regulates priorities between the Senior Lender, the Mezzanine Lender and the intra-group lenders and providers of interest rate hedging. In this respect, all parties agreed that the Senior Lender Liabilities and the Hedging Liabilities as defined in the Intercreditor agreement shall rank, in right and priority of payment, pari passu and without any preference between them.

The Directors consider that the carrying value of the senior and mezzanine facilities recognised in the consolidated financial statements approximate their fair values.

Loan notes

The investor loan notes are repayable in 2022 and carry interest at annual rate of 12.5% compound. The accrued interest on the loan notes will be repaid with principal.

The Directors consider the approximate fair value of the loan notes to be £610.3m as at 31 December 2014.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

18.	Deferred tax

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period.

	Property, plant and equipment and development costs	Other separately identifiable intangible assets	Other temporary timing differences	Financial instruments	Tax losses	Totals
	£’000	£’000	£’000	£’000	£’000	£’000
Balance as at 1 January 2013	3,579	85,534	(2,747)	—	(849)	85,517
(Credit)/charge to profit or loss	(1,945)	(13,596)	(762)	(819)	(622)	(17,744)

Balance as at 1 January 2014	1,634	71,938	(3,509)	(819)	(1,471)	67,773
Charge/(credit) to profit or loss	(907)	(1,049)	(629)	(1,912)	—	(4,497)

Balance as at 31 December 2014	727	70,889	(4,138)	(2,731)	(1,471)	63,276

Deferred tax assets and liabilities are offset where the Group has a legally enforceable right to do so. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

	2014	2013	1 January 2013
	£’000	£’000	£’000
Deferred tax liabilities	71,616	73,672	89,113
Deferred tax assets	(8,340)	(5,899)	(3,596)

	63,276	67,773	85,517

Losses

The Group has tax losses carried forward totalling £30.5m as at December 31, 2014 (2013: £24m, 1 January 2013: £9.4m). As at 31 December 2014, a deferred tax asset has been recognised on losses totalling £7.4m generating a deferred tax asset of £1.47m (2013: £1.47m, 1 January 2013: £1.69m). A deferred tax asset has not been recognised on the remaining tax losses. The tax losses carried forward do not expire.

Unrecognised deferred tax assets (DTAs)

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred in recent years. Such objective evidence limits the ability to consider other subject evidence, such as our projections for future growth. On the basis of this evaluation, as of 31 December 2014, deferred tax assets of £4.63m (in relation to tax losses carried forward) are not likely to be realised (2013: £3.33m, 1 January 2013: £0.47m). The amount of deferred tax asset considered realisable, however, could be adjusted if estimates of future taxable income during the carry forward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

18.	Deferred tax (continued)

Unrecognised deferred tax liabilities (DTLs)

The Group has are various unremitted earnings which are primarily held within direct foreign subsidiaries of Wood Mackenzie Limited. Total unremitted earnings were £28.0 million as at 31 December 2014 (2013 £16.8m, 1 January 2013: £10.1m). A deferred tax liability has not been recognised on unremitted earnings. All unremitted earnings will be distributed to Wood Mackenzie Limited by way of dividend and as such not subject to tax in the UK. A small amount of the unremitted earnings will be distributed to Wood Mackenzie APAC Pte Limited in Singapore before being remitted to Wood Mackenzie Limited. No deferred tax liability has been recognised in respect of this amount as dividends received by Wood Mackenzie APAC Pte Limited will not be subject to tax in Singapore.

19.	Trade and other payables

	2014	2013	1 January 2013
	£’000	£’000	£’000
Amounts falling due within one year
Trade payables	1,784	2,719	2,342
Social security and other taxes	3,135	7,905	7,236
Employee bonus award	7,500	5,050	13,162
Other payables (including operational accruals)	8,830	8,342	4,958

	21,249	24,016	27,698

The Directors consider that the carrying amount of the trade and other payables approximates to their fair value. In the majority of cases the trade payables have payment terms within 30 days of invoice date but there are some with longer terms.

20.	Deferred income

Deferred income represents unearned income on invoiced research subscriptions and consultancy contracts.

	2014	2013	1 January 2013
	£’000	£’000	£’000
Amounts falling due within one year
Deferred Income	73,416	74,062	79,018

	73,416	74,062	79,018

The directors consider that the carrying value of deferred income approximates to its fair value and does not represent a liability to repay the customer unless there is a failure to deliver the required goods and services under the terms of the contract.

21.	Preference shares

Preference shares are entitled to receive a full dividend due of 12.5% per annum of the subscription price in priority to any distribution to Ordinary Shareholders.

On a return of assets, whether in a winding up or otherwise, Preference Shareholders rank above Ordinary Shareholders.

Preference Shares carry no voting rights.

The fair value of Preference Shares is not considered to be materially different to the book value.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

22.	Share capital

Called up share capital

	2014 £’000	2013 £’000	1 January 2013 £’000
Authorised
66,391,433 A Ordinary shares of £0.01 each	664	664	664
1,670,071 B1 Ordinary shares of £0.01 each	17	17	17
14,313,139 B2 Ordinary shares of £0.01 each	143	143	143
11,580,176 C Ordinary shares of £0.01 each	116	116	116

Total authorised ordinary shares	940	940	940

Called up, allotted and fully paid
66,391,433 A Ordinary shares of £0.01 each	664	664	664

1,670,071 B1 Ordinary shares of £0.01 each	17	17	17

14,310,532 B2 Ordinary shares of £0.01 each	143	143	141

11,355,000 C Ordinary shares of £0.01 each	113	33	27

Total Ordinary Shares in Issue	937	857	849

During the year ended 31 December 2014, the Company issued 8,004,951 C ordinary shares at par value of £0.01 each (2013: 8,253 B2 ordinary shares and 775,000 C ordinary shares at par value of £0.01 each).

The main rights attaching to the various classes of share are as follows:

A Ordinary Shares, B Ordinary Shares and C Ordinary Shares

The Company’s classes of Shares are economically equivalent.

Any dividend shall be paid to the A Ordinary Shareholders, the B Ordinary Shareholders and the C Ordinary Shareholders (pari passu) in proportion to the amounts paid up on the shares held by them.

On a return of assets, whether in a winding-up or reduction in capital or otherwise, the assets and retained profits of the Group available for distribution among the members shall be applied in distributing such assets and retained profits amongst the A Ordinary Shareholders, the B Ordinary Shareholders and the C Ordinary Shareholders (pari passu) in proportion to the amounts paid up on the shares held by them.

On a poll every holder of A Ordinary shares shall have three votes for every Ordinary share held and every holder of B Ordinary shares shall have one vote for every B Ordinary share held. The C Ordinary shares shall carry no right to attend or vote in any circumstances at any general meeting of the company.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

23.	Employee share trust and own shares

Own shares

The Employee Share Trust (“EST”) holds the Company’s shares including those shares acquired from employees who have sold their shares to the Company on leaving the employment of the Group. The Company consolidates the EST and, accordingly, sales and purchases of shares by the Trust are accounted for as treasury share transactions from the Group’s perspective.

Shares held on behalf of employees

The Company holds shares in trust for executives and selected employees of the Group.

At the year end, H&F Nugent 1 Limited ordinary shares held in the EST on behalf of employees represented 14,310,532 B2 shares of £0.01 each in H&F Nugent 1 Limited (2013: 14,288,986) and 10,805,000 C ordinary shares of £0.01 each in H&F Nugent 1 Limited (2013: 3,350,049).

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

24.	Acquisition of subsidiary

On 2 August 2012, the Group acquired 100 per cent of the issued share capital of Charterhouse Nadia 1 Limited, obtaining control of Wood Mackenzie Limited. Wood Mackenzie Limited is the principal operating company in the Wood Mackenzie Group. The company has elected to apply IFRS 3 (Revised) retrospectively to this acquisition.

The following table sets out the fair values included in the consolidated financial statements at the date of acquisition.

None of the goodwill arising on the acquisition is expected to be deductible for tax purposes.

Fair value £’000

Database	262,245
Other intangible assets	10,470
Customer relationships	104,875
Consulting contracts	11,918
Tangible fixed assets	12,768
Investments	99
Current assets	48,754
Cash in hand	45,791
Creditors and provisions	(773,733)

(276,813)

Goodwill on acquisition	805,195

Consideration
Cash	366,534
Loan Notes	161,474
Equity	347

528,382

Cash consideration	366,534
Cash at bank and in hand acquired	(45,791)

320,563

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

25.	Notes to the cash flow statement

	2014	2013
	£’000	£’000
Loss before tax	(47,053)	(50,709)
Adjustments for:
Finance income	(62)	(160)
Finance costs	130,383	126,778
Depreciation of property, plant and equipment	5,340	4,780
Amortisation of intangibles	11,290	15,989
Loss on disposal of property, plant and equipment	3	227

Operating cash flows before movements in working capital	99,901	96,905
(Increase)/decrease in trade and other receivables and prepayments	(18,228)	2,127
Decrease in trade and other payables	(2,768)	(4,187)
Decrease in deferred income	(646)	(4,956)

Cash generated by operations	78,259	89,889
Income taxes paid	(3,835)	(3,980)

Net cash from operating activities	74,424	85,909

26.	Commitments and contingencies

Commitments

The Group had no commitments at the reporting date other than disclosed below.

Operating lease arrangements

	2014	2013
	£’000	£’000
Lease payments under operating leases recognised as an expense in the period	7,347	7,546

At the reporting date, the Group had commitments under non-cancellable operating leases which fall due as follows:

	2014	2013
	£’000	£’000
Within 1 year	5,509	5,446
In the second to fifth years inclusive	13,685	15,485
After more than 5 years	10,952	13,665

	30,146	34,596

Operating lease payments represent rentals payable by the Group for certain of its office properties. Leases are negotiated on different terms dependent upon business requirements and opportunities.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

27.	Related party transactions

Balances and transactions between the Group and its subsidiaries, which are related parties have been eliminated on consolidation and are not disclosed in this note.

A total of £410,093,000 of loan notes (excluding interest accrued to the balance sheet date) and £134,400,000 of accrued interest is repayable to shareholders, see note 17 for further details.

The Group has a loan at the reporting date due from the ultimate parent company, H&F Nugent Lux Holdco S.a.r.l. which is the parent company of the smallest and largest group into which these financial statements are consolidated. This reflects the transfer of funds made to the parent company during 2014.

	2014	2013	1 January 2013
	£’000	£’000	£’000
H&F Nugent Lux Holdco Sarl	438	6	6

	438	6	6

Remuneration of key management personnel

The remuneration of the key management personnel of the Group is set out below in each of the applicable categories specified in IAS 24 Related Party Disclosures. Key management personnel are defined as the Chief Executive Officer and the Chief Financial Officer and any other serving executive board member.

	2014	2013
	£’000	£’000
Directors’ remuneration
Short term benefits	914	570
Post-employment benefits	96	124

	1,010	694

Remuneration of the highest paid director
Short term benefits	434	307
Post-employment benefits	19	77

	453	384

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

28.	Financial risk management

Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (net of loan set up fees) less cash and cash equivalents. Total capital is calculated as ‘equity’ (represented by funds from shareholder) and investor loan notes plus net debt.

The loans from the investor shareholders are considered as part of equity by the Directors for capital management purposes.

The gearing ratios at 31 December were as follows:

	2014	2013	1 January 2013
	£’000	£’000	£’000
Total bank borrowings	723,211	722,260	545,659
Less: cash and cash equivalents	(16,453)	(25,893)	(19,205)

NET DEBT	706,758	696,367	526,454

Total Equity	(131,873)	(85,434)	(44,094)
Loan notes from Investors including accrued interest	544,493	483,936	589,189

TOTAL EQUITY AND NET DEBT	412,620	398,502	545,095

TOTAL CAPITAL	1,119,378	1,094,869	1,071,549

Gearing Ratio (%)	63.1%	63.6%	49.1%

Equity includes all capital and reserves of the Group that are managed as capital including preference shares.

The Group manages its capital, consisting of both debt and equity, to ensure that the Group will be able to continue as a going concern while also maximising the return to stakeholders. As part of this process, the Group reviews financial risks such as liquidity risk, credit risk, foreign exchange risk and interest rate risk regularly.

Liquidity risk

In order to maintain liquidity to ensure that sufficient funds are available for on-going operations and future developments, the Group has a committed revolving credit facility in place until 2017 and the Group is also highly cash generative.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

28.	Financial risk management (continued)

The following tables detail the Group’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate curves at the balance sheet date. The contractual maturity is based on the earliest date on which the Group may be required to pay.

	>1 mth	1-3 mths	3mths - 1yr	1-5 yrs	5+yrs	Total
	£000	£000	£000	£000	£000	£000
1 January 2013
Senior debt	—	5,756	20,381	132,722	387,768	546,627
Mezzanine	—	7,041	7,230	63,531	290,134	367,936
Investor loan notes	—	—	171,914	—	1,662,091	1,834,005

	—	12,797	199,525	196,253	2,339,993	2,748,568

31 December 2013
Senior debt	—	6,811	34,612	177,873	485,846	705,142
Mezzanine	—	8,511	8,600	75,565	310,792	403,468
Investor loan notes	—	—	—	—	1,662,091	1,662,091

	—	15,322	43,212	253,458	2,458,729	2,770,071

31 December 2014
Senior debt	—	17,634	17,447	661,182	—	696,263
Mezzanine	—	8,735	8,969	78,810	289,842	386,456
Investor loan notes	—	—	—	—	1,662,091	1,662,091

	—	26,369	26,416	739,992	1,951,933	2,744,810

The Group’s primary exposure to financial risk relates to interest rate risk, primarily the variable interest rate applied to the bank borrowings, as referred to in note 17. The Group borrows funds at LIBOR plus a margin. The Group has capped the interest rate to September 2015 on £485 million and to September 2016 on £160 million of the bank debt to improve the certainty of its future cash flows. The Group has also successfully re-priced the margins associated with the debt package in both March 2013 and September 2014 resulting in overall lower debt servicing costs. This has resulted in lower cash interest expense for the business on annualised basis of approximately £7.6 million in comparison to when the debt was first drawn.

Sensitivity analysis has been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis is prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole period. A 100 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

28.	Financial risk management (continued)

As a result of the LIBOR floors and the interest rate caps in the facility agreements for the Senior B and C debt and the Mezzanine debt, a change in interest rate has no material effect. However, a 100 basis point interest rate increase would result in an additional cost of approximately £560,000 on the Senior A debt. Conversely, a 100 basis point interest rate decrease would result in a gain on the Senior A debt of approximately £400,000.

Credit risk

The Group’s credit risk is primarily attributable to its trade receivables and cash and cash equivalents. The amounts presented in the balance sheet are net of a provision for doubtful receivables of £40,225 (2013: £315,335, 2012: £252,478). A provision for impairment would be made where there was an identified loss event which, based on previous experience, was evidence of a reduction in the recoverability of the cash flows.

The Group has no significant concentration of credit risk, with exposure spread over a large number of customers and no customer accounting for more than 4% of revenue.

Foreign exchange risk

The Group’s activities expose it to the financial risks of changes in foreign currency rates, although the majority of its revenue and costs continue to be denominated in Sterling. Currently, both Wood Mackenzie’s US and Australian dollar revenues and costs are relatively closely matched, while its exposure to other currencies (most notably Singapore dollars) is not material in management’s opinion. Consequently, Wood Mackenzie does not currently use foreign exchange forward contracts to hedge these exposures.

29.	Restatement of prior periods to IFRS

These are the Group’s first consolidated financial statements prepared in accordance with IFRS as issued by IASB. The accounting policies set out in note 3 have been applied in preparing the financial statements for all periods.

The last consolidated financial statements prepared under UK Generally Accepted Accounting Practice (“UK GAAP”) for the Group were for the year ended 31 December 2013. The date of transition to IFRS for the Group was 1 January 2013.

IFRS 1, First time Adoption of International Financial Reporting Standards, sets out the transitional rules for when IFRS is applied for the first time. The Group is required to select accounting policies in accordance with IFRS valid at its first IFRS reporting date and apply those policies retrospectively. The standard sets out certain mandatory exceptions to retrospective application and certain optional exemptions. The Group did not elect to use any optional exemptions.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

29.	Restatement of prior periods to IFRS (continued)

Reconciliation of equity	Note		31 December 2013	1 January 2013
			£’000	£’000
Total equity under UK GAAP			(72,164)	(26,875)

Correction of errors:
Reclassification of preference shares as debt	(i	)	(789)	(789)
Reversal of goodwill impairment	(ii	)	3,030	—

Adjustments to equity to conform with IFRS:
Goodwill	(iii	)	(124,919)	(124,919)
Other intangibles
- Customer relationships	(iv	)	97,445	102,689
- Consulting contracts	(v	)	—	6,952

Debt recorded at amortised cost	(vi	)	(4,598)	(1,967)
Derivative financial instruments	(vii	)	501	(830)

Deferred taxation	(viii	)	16,060	1,645

			(85,434)	(44,094)

Reconciliation of consolidated statement of comprehensive income	Note		2013
			£’000

Loss for the year under UK GAAP			(44,808)

Correction of errors:
Reversal of goodwill impairment	(ii	)	3,030

Adjustments to loss to conform with IFRS:
Amortisation of other intangibles
- Customer relationships	(iv	)	(5,244)
- Consulting contracts	(v	)	(6,952)

Debt recorded at amortised cost	(vi	)	(2,631)
Derivative valuation	(vii	)	1,331

Deferred taxation	(viii	)	14,415

Other comprehensive income			(489)

			(41,348)

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

29.	Restatement of prior periods to IFRS (continued)

Consolidated cash flow statement

Under UK GAAP, the Group applied FRS 1 (Revised), Cash Flow Statements, the objective and principles of which are similar to those set out in IAS 7, Statement of Cash Flows. The principal difference between the two standards is in respect of classification. Under FRS 1 (Revised), the Group presented its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) capital expenditure and financial investment; (e) acquisitions and disposals; (f) dividends to shareholders; (g) management of liquid resources; and (h) financing activities.

IAS 7 is less prescriptive and recognises only three categories of cash flow activity (a) operating; (b) investing; and (c) financing. Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 (Revised) are included as operating activities under IAS 7; dividend payments are included as a financing activity under IAS 7 and cash flows from capital expenditure, long-term investments, acquisitions and disposals are included as investing activities under IAS 7.

Adjustments made under IFRS

In preparing the reconciliations from UK GAAP to IFRS the Group identified two errors in the UK GAAP financial statements, which are described below:

i.	Reclassification of preference shares

As the preference shares are redeemable by the holder in the event of a change in control which is outside the control of the Company, management have reclassified the preference shares from equity to debt, which is consistent with their classification under IFRS.

ii.	Goodwill impairment

The Group has reversed an impairment of goodwill recorded under UK GAAP in the year ended 31 December 2013 since they have concluded that the Group comprises a single income generating unit under UK GAAP and a single cash generating unit under IFRS.

Below is a summary of the adjustments made to convert the Group financial statements from UK GAAP to IFRS:

iii.	Goodwill

Under IFRS more intangible assets meet the criteria for separate recognition than under UK GAAP. In addition to customer relationships and consulting contracts described below the Group has also recognised the database as a separate intangible asset under IFRS. As a result the residual attributed to goodwill is less.

Since the database is not amortised under IFRS the separate recognition of the database under IFRS has no impact on the income statement under IFRS.

iv.	Recognition of customer relationships

Under IFRS, the Group has identified “Sales Relationships” as a separate intangible asset arising upon the acquisition of Charterhouse Nadia 1 Limited. The valuation of this asset was based on the high customer retention % that the Group achieves on its Research subscriptions and the annual revenue growth achieved. This asset is being amortised over 20 years.

v.	Consulting contracts

Under IFRS, the Group has recognised, as a separate intangible asset, the value of consulting contracts that have been signed, but which had not yet been converted into either cash or a receivable asset arising upon the acquisition of Charterhouse Nadia 1 Limited. The Group has also included as part of this asset a value attributed to the contracts that were being sought at the point of acquisition. This element of the value was weighted to reflect the average success factor that the business achieves in relation to consulting sales pitches. This asset was amortised over a 12 month period.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

29.	Restatement of prior periods to IFRS (continued)

vi.	Finance charge

The Group has recalculated the finance charge attributable to the Group’s debt using the effective interest rate model method over the life of the instrument, which is consistent with the treatment under IFRS. Under UK GAAP the Group previously calculated finance costs on a straight line basis.

vii.	Derivative financial instruments

Under UK GAAP derivative financial instruments were not recorded on the balance sheet. Under IFRS derivative financial instruments must be recorded at fair value on the balance sheet.

viii.	Deferred taxation

Under UK GAAP deferred tax is calculated based upon timing differences, which represent differences in the timing of items being recorded in the consolidated statement of comprehensive income and the tax return. Under IFRS deferred taxation is calculated based upon temporary differences, which represent differences between the amount recorded in the consolidated balance sheet for an asset or liability and its corresponding tax base. Whilst all timing differences are temporary differences not all temporary differences give rise to timing differences.

In addition, deferred tax adjustments are required in respect of the other adjustments recorded in the reconciliation from UK GAAP to IFRS.

The principal adjustment arises with respect to deferred taxation attributable to the additional intangible assets recognised under IFRS. Since these intangible assets were recognised upon the acquisition of the Group there was a corresponding adjustment to the amount of goodwill recognised.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

30.	US GAAP accounting information

Summary of the principal differences between IFRS and US GAAP

The consolidated financial statements are prepared in accordance with IFRS, which differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The effect of material differences on shareholders’ equity and net income is shown in the following tables and explained below.

Effects on shareholders’ equity of material differences between IFRS and US GAAP

	Note	31 December 2014	31 December 2013	1 January 2013
		£’000	£’000	£’000

Total equity under IFRS		(131,873)	(85,434)	(44,094)

Adjustments:

Reclassification of preference shares as equity	(i)	789	789	789
Goodwill	(ii)	(4,745)	(4,745)	(4,745)

Deferred tax on leasehold improvements	(ii)	456	347	282
Deferred tax on database intangible	(ii)	4,126	4,126	4,745

Deferred tax on product development costs	(iii)	625	473	374

Amortisation of product development costs	(iii)	6,736	5,443	4,068

Product development costs	(iii)	(9,859)	(7,810)	(5,692)

Total equity under US GAAP		(133,745)	(86,811)	(44,273)

Effects on loss for the year of material differences between IFRS and US GAAP

Reconciliation of loss for the year	Note	2014	2013
		£’000	£’000

Loss for the year under IFRS		(46,424)	(40,859)
Deferred tax	(ii)(iii)	261	(455)

Amortisation on product development costs	(iii)	1,293	1,375

Product development costs	(iii)	(2,049)	(2,118)

Loss for the year under US GAAP		(46,919)	(42,057)

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

30	US accounting information (continued)

Reconciliation of total equity under US GAAP	2014	2013
	£’000	£’000

Total equity under US GAAP at the start of the year	(86,811)	(44,273)

Loss for the year under US GAAP	(46,919)	(42,057)

Other comprehensive income	(95)	(489)

Issuance of ordinary shares	80	8

Total equity under US GAAP at the end of the year	(133,745)	(86,811)

Below is a summary of the adjustments made to adjust the Group financial statements from IFRS to US GAAP:

i.	Reclassification of preference shares

The Preference Shares are redeemable by the holder in the event of a change in control, which is outside of the control of the Company.

IFRS requires contingently redeemable instruments to be classified as a liability if the contingency is outside of the control of the issuer. US GAAP does not require liability classification for contingently redeemable shares unless the event that causes the redemption to occur is “certain” of occurring. As the Preference Shares are not mandatorily redeemable they are presented within equity under US GAAP.

ii.	Deferred tax

Leasehold improvements

Under IFRS, deferred tax is not provided on temporary differences that arise from the initial recognition of an asset or liability in a transaction that (1) is not a business combination and (2) does not affect accounting profit or taxable profit.

Under US GAAP, deferred taxes are recognized for all temporary differences between the tax basis and accounting basis. US GAAP does not contain an “initial recognition” exception. This results in an additional deferred tax asset arising on leasehold assets representing the difference between the original cost (tax basis) and the remaining carrying net book value in the accounts (accounting basis). This deferred tax asset is evaluated for realizability.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

30	US accounting information (continued)

Database intangible asset

Under IFRS the measurement of deferred tax liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover the carrying amount of its assets. Since the Group expects to hold the database intangible asset indefinitely it is considered to have a nil tax basis. Under US GAAP the tax basis of an asset is a question of fact based on tax law. Since the database intangible asset has a tax basis in the event of its disposal this amount is the tax basis under US GAAP. As a result the deferred tax liability recognised under US GAAP is reduced.

Since the database intangible asset was originally recognised when Charterhouse Nadia 1 Limited was acquired in August 2012 in a business combination there would have been a reduction to goodwill recognised under US GAAP to reflect the fact that the deferred tax liability recognised under US GAAP upon acquisition would have been lower.

iii.	Product development costs

Under IFRS the total cost associated with the development of new products is capitalised in full as internally developed intangible assets. Under US GAAP, internally developed intangible assets are generally expensed when incurred, except for certain costs associated with developing computer software for internal use and costs associated with computer software intended to be sold. Accordingly, the costs related to developing and collating the content for the products is expensed under US GAAP through the consolidated comprehensive income statement. The adjustments reflect the impact of expensing such developing costs as incurred and the reversal of the related amortisation expense recognised in the IFRS financial statements, with an associated reduction in the deferred tax liability.

Presentation and classification differences under US GAAP

Cash flow statement

Since the Group’s cash flow statement is presented in accordance with IAS 7 it has taken advantage of the accommodation in Item 18 of Form 20-F not to present cash flow information in accordance with US GAAP.

Unrecognised deferred tax assets (DTAs)

As explained above, as at 31 December 2014, deferred tax assets of £4.63m (in relation to tax losses carried forward) are not likely to be realised. Consequently, under IFRS, no deferred tax asset has been recognised. Under US GAAP, however, the gross amount of deferred tax assets recognised would be increased by £4.63m and a valuation allowance of the same amount would be recorded.

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

30	US accounting information (continued)

Recently issued accounting pronouncements

Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU No. 2014-09”). The objective of ASU No. 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of the time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance is applicable to the Company for the interim and annual reporting periods beginning after 15 December 2016, with early adoption not permitted.

The guidance permits the use of either a retrospective or cumulative effect transition method. The Company has not yet selected a transition method and is currently evaluating the impact of the amended guidance on its consolidated financial statements.

Debt issuance costs

In April 2015, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU No. 2015-03”). The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU No. 2015-03 is effective for fiscal years beginning after 15 December 2015, and interim periods within those fiscal years. Early adoption is permitted. The Company has elected to early adopt.

Investments:

Investments consisted of the following:

	Adjusted Cost	Unrealised Loss	Fair Value
1 January 2013
Debentures at Murrayfield stadium	£99	£0	£99

31 December 2013
Debentures at Murrayfield stadium	£99	£0	£99

31 December 2014
Debentures at Murrayfield stadium	£99	£0	£99

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

30	US accounting information (continued)

Intangible Assets

Estimated amortization expense in future periods through 2020 and thereafter for intangible assets subject to amortization is as follows:

Year	As of 31 December 2014	As of 31 December 2013
	£000s	£000s
2014	—	11,290
2015	14,863	11,875
2016	15,480	11,524
2017	14,256	10,667
2018	10.692	8,751
2019	5,436	5,244
2020 and thereafter	65,979	65,980

Total	126,706	122,331

Accounts Receivable

No individual customer comprised more than 5.5% of accounts receivable at 31 December 2014, 5.7% at 31 December 2013 and 4.5% at 1 January 2013.

Borrowings

The following table reflects the maturities of the Company’s borrowings based on the repayment of the principal amount:

Year	Amount
2015	£10,072
2016	11,751
2017	16,116
2018	17,794
2019	450,000
2020 and thereafter	605,093

Total	£1,110,826

H&F Nugent 1 Limited

Notes to the consolidated financial statements (continued)

30	US accounting information (continued)

The Company’s operations are conducted on leased premises. Approximate minimum rentals under long-term noncancelable leases for all leased premises are as follows:

Years ending	Operating Leases
2015	£5,509
2016	4,310
2017	3,642
2018	2,981
2019	2,752
2020 and thereafter	10,952

Net minimum lease payments	£30,146

31.	Subsequent events

Subsequent events have been evaluated through 3 May 2015, the date that the audited consolidated financial statements were approved for issue.

Since the balance sheet date the Group has entered into a 50-50 joint venture agreement to develop and sell a new product offering combining the skills and knowledge of a third party with its own to create a joint offering for the clients.

In addition to the above and in line with the aforementioned acquisition strategy the Group has completed the addition of a specialised oil and gas information business to enhance its existing offerings in this area.

The Company has recently entered into a Sale and Purchase Agreement to sell 100% of the shares of the ultimate parent company to Verisk Analytics Inc., who is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government and risk management and is headquartered in Jersey City, New Jersey, United States. Verisk Analytics Inc. is a quoted company on NASDAQ in the United States. Upon completion of the transaction the bank debt and loan notes will all be repaid.

32.	Ultimate controlling party

The ultimate parent company is H&F Nugent Lux Holdco S.a R.L which is the parent company of the smallest and largest group into which these financial statements are consolidated. Copies of the consolidated financial statements of H&F Nugent Lux Holdco S.a R.L can be obtained from 5, rue Guillaume Kroll, l-1882 Luxembourg, R.C.S Luxembourg B 170.032. The ultimate controlling party is Hellman and Friedman LLC, which is the majority shareholder of H&F Nugent Lux Holdco S.a.R.l.